                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         THE COAST DISTRIBUTION SYSTEM
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                         THE COAST DISTRIBUTION SYSTEM
                                1982 ZANKER ROAD
                           SAN JOSE, CALIFORNIA 95112
                                 (408) 436-8611

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 25, 1995

     NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of Shareholders of The Coast Distribution System (the "Company"), will be held at the Hyatt Hotel, 1740 North First Street, San Jose, California, on Thursday, May 25, 1995, at 2:00 P.M. Pacific Time, for the following purposes:

     1. To elect six (6) persons to the Board of Directors to serve until the next Annual Meeting and until their successors are elected.

     2. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on April 11, 1995, as the record date for determination of the shareholders entitled to notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors

                                          Sandra A. Knell, Secretary

San Jose, California
Dated: April 26, 1995

     WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. The Proxy is revocable and will not affect your right to vote in person if you attend the Annual Meeting.

                         THE COAST DISTRIBUTION SYSTEM

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 25, 1995

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "Meeting") of The Coast Distribution System, a California corporation (the "Company"), to be held at the Hyatt Hotel, 1740 North First Street, San Jose, California, at 2:00 P.M. Pacific Time, on Thursday, May 25, 1995, and at any and all adjournments or postponements thereof.

     This Proxy Statement is being mailed to shareholders on or about April 27, 1995.

REVOCABILITY OF PROXIES

     A form of proxy for voting your shares at the Meeting is enclosed. Any shareholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised by (i) filing an instrument revoking the proxy with the Secretary of the Company, (ii) executing and returning a proxy bearing a later date, or (iii) appearing and voting in person at the Meeting. Subject to such revocation, shares represented by a properly executed proxy received by the Company in time for the Meeting will be voted in accordance with the instructions on the proxy. If no instruction is specified, the shares represented by the proxy will be voted FOR the election as directors of the nominees listed on the proxy. If any other business is properly presented at the Meeting, the proxy will be voted in accordance with the recommendations of the Board of Directors.

PERSONS MAKING THE SOLICITATION

     This solicitation of proxies is being made by the Board of Directors of the Company. The expense of preparing, assembling, printing and mailing this Proxy Statement and any other materials used in the solicitation of proxies for the Meeting will be borne by the Company. It is contemplated that proxies will be solicited through the mail, but officers and regular employees of the Company may solicit proxies personally or by telephone, without receiving special compensation therefor. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to the beneficial owners of the shares held of record by such entities. In addition, the Company may use the services of individuals or companies it does not regularly employ in connection with the solicitation of proxies, if management determines that it is advisable.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     The shares of Common Stock constitute the only outstanding class of voting securities of the Company. A total of 5,098,338 shares of the Company's Common Stock were outstanding on April 11, 1995, which has been fixed as the record date (the "Record Date") for the purpose of determining the shareholders entitled to notice of and to vote at the Meeting. Shareholders who abstain on any proposal or withhold authority to vote on the election of directors will be counted in determining the presence of a quorum, whereas broker non-votes will not be counted. Each shareholder will be entitled to one vote, in person or by proxy, for each share of Common Stock held of record on the Record Date, except that in the election of directors all shareholders will be entitled to cumulate their votes, if any shareholder gives notice at the Meeting, prior to the voting, of an intention to cumulate his or her votes for the election of directors. Cumulative voting means that a shareholder has the right to give any one candidate whose name has been properly placed in nomination a number of votes equal to the number of directors to be elected, multiplied by the number of shares such shareholder would otherwise be entitled to vote, or to distribute such votes on the same principle among as many nominees (up to the number of persons to be elected) as the shareholder may wish.

     The following table sets forth, as of April 11, 1995, information regarding the ownership of the Company's outstanding Common Stock by each person known to management to own, beneficially or of record, more than five percent (5%) of the Common Stock and by certain executive officers of the Company and all officers and directors of the Company as a group. Information regarding the beneficial ownership of the Company's Common Stock by each of the nominees for election as directors is set forth below under the caption "Election of Directors."

                        NAME AND ADDRESS                    AMOUNT AND NATURE OF     PERCENT
                       OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP(1)   OF CLASS
        -------------------------------------------------  -----------------------   --------
        Thomas R. McGuire................................           764,836(2)         14.7%
          1982 Zanker Road
          San Jose, CA 95112
        Furman Selz Incorporated and Brian P. Friedman...           556,475(3)         10.9%
          230 Park Avenue
          New York, NY 10169
        Massachusetts Mutual Life Insurance Company......           299,110(4)          5.7%
          1295 State Street
          Springfield, MA 01111
        Dimensional Fund Advisors Inc....................           269,500(5)          5.3%
          1299 Ocean Avenue
          Santa Monica, CA 90401
        Sandra A. Knell..................................            47,965(6)         *
        David A. Berger..................................            29,144(6)         *
        Jeffrey R. Wannamaker............................            18,540(6)         *
        Dennis A. Castagnola.............................             5,056(6)         *
        All directors and officers as a group (12                 1,766,107(7)         33.4%
          persons).......................................

- - ---------------

 *  Less than 1%.

(1) Except as otherwise noted below, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

(2) Includes an aggregate of 50,016 shares held in trust for the benefit of Mr. McGuire's children, as to which Mr. McGuire disclaims beneficial ownership, and 90,000 shares subject to outstanding stock options exercisable during the 60-day period ending June 10, 1995.

(3) Includes 444,200 shares of Common Stock owned by Furman Selz Merchant Partners LP ("FSMP"), a limited partnership of which a wholly-owned subsidiary of Furman Selz Incorporated ("Furman Selz") is the general partner; and 11,886 shares owned by the Furman Selz Profit Sharing Plan. Does not include, and Furman Selz disclaims beneficial ownership of, shares of Company Common Stock owned by officers and directors of Furman Selz, including Brian P. Friedman, a director of the Company. Also includes 65,889 shares held directly by Mr. Friedman, 10,000 shares held by a family foundation established by Mr. Friedman, 500 shares held by his wife as custodian for a minor child, and 24,000 shares of Common Stock which he may purchase during the 60 day period ending June 10, 1995 by exercise of stock options. Mr. Friedman may be deemed to share beneficial ownership of the 444,200 shares owned by FSMP as a result of his position as president of the general partner of FSMP. Mr. Friedman disclaims beneficial ownership of the shares owned by Furman Selz and the Furman Selz Profit Sharing Plan and the shares owned by each other officer and director of Furman Selz.

(4) Includes 192,860 shares directly owned and 106,250 shares that may be acquired on conversion of $850,000 of outstanding convertible subordinated notes of the Company. Does not include, and Massachusetts Mutual Life Insurance Company ("MassMutual"), disclaims beneficial ownership of, 159,110 shares of Common Stock beneficially owned by MassMutual Corporate Investors (of which 6,250 shares may be acquired on conversion of outstanding convertible notes of the Company), and

    12,500 shares of Common Stock which may be acquired on exercise of outstanding convertible notes by MassMutual Participation Investors. MassMutual is the investment advisor for MassMutual Corporate Investors and MassMutual Participation Investors.

(5) In a report filed with the Securities and Exchange Commission, Dimensional Fund Advisors Inc., a registered investment advisor ("DFA"), has reported that all 269,500 shares are owned by advisory clients of DFA and that DFA holds sole dispositive power with respect to all 269,500 of such shares and sole voting power with respect to 205,100 of such shares. With respect to the 64,400 shares as to which DFA disclaims voting power, DFA has reported that 42,100 and 22,300 shares, respectively, are held in the portfolios of DFA Investment Dimensions Group Inc. and DFA Investment Trust Company, each of which is a registered open-end investment company, and the voting power with respect to such shares is exercised by officers of Dimensional in their capacities as officers of those investment companies.

(6) Includes shares subject to outstanding stock options exercisable during the 60-day period ending June 10, 1995 as follows: Ms. Knell -- 23,000 shares; Mr. Berger -- 18,000 shares; Mr. Wannamaker -- 11,300 shares and Mr. Castagnola -- 3,200 shares.

(7) Includes 184,325 shares subject to outstanding stock options exercisable during the 60-day period ending June 10, 1995. Does not include shares as to which Mr. Friedman, a director of the Company, disclaims beneficial ownership. See Note 3 above.

                             ELECTION OF DIRECTORS

     Directors are elected at each annual shareholders' meeting to serve until the next annual meeting or until their successors are elected. The Board of Directors proposes the election of six (6) directors at the Meeting. Unless authority to vote for directors has been withheld in the proxy, the persons named in the enclosed proxy intend to vote at the Meeting for the election of the nominees presented below. However, discretionary authority to cumulate votes represented by proxies and to cast such votes for any or all of the nominees named below is solicited by the Board of Directors because, in the event nominations are made in opposition to the nominees of the Board of Directors, it is the intention of the persons named in the enclosed proxy to cumulate votes represented by proxies in accordance with their best judgment for individual nominees in order to assure the election of as many of the nominees to the Board of Directors as possible. Under California law, the six nominees receiving the highest number of votes will be elected as directors at the Meeting. As a result, proxies voted to "Withhold Authority," which will be counted, and broker non-votes, which will not be counted, will have no practical effect.

     Each of the nominees is an incumbent director elected at the last annual meeting of shareholders, except for Robert S. Throop who was recently appointed as a member of the Board by vote of the other directors. Each of the nominees has consented to serve as a director for the ensuing year. If any nominee becomes unavailable for any reason before the election, then the enclosed proxy will be voted for the election of such substitute nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will become unavailable to serve.

     The names and certain information concerning the persons to be nominated for election as directors are set forth below. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

NOMINEES

     The following table sets forth the names and certain share ownership information as of April 11, 1995, regarding the persons to be nominated for election as directors of the Company:

                                       AMOUNT AND
                                       NATURE OF     PERCENT
        NAME, AGE          DIRECTOR    BENEFICIAL      OF
      AND POSITION          SINCE     OWNERSHIP(1)   CLASS    BUSINESS EXPERIENCE DURING PAST 5 YEARS
- - -------------------------  --------   ------------   ------  -----------------------------------------
Thomas R. McGuire, 51,       1977        764,836(2)   14.7%  Mr. McGuire is, and for more than five
  Chairman of the Board,                                     years has been, Chairman of the Board and
  Chief Executive Officer                                    Chief Executive Officer of the Company
  and Director                                               and served as its Chief Financial Officer
                                                             and Secretary from October 1981 to August
                                                             1985.
Louis B. Sullivan, 69,       1977        131,470(3)    2.6%  Mr. Sullivan has been a rancher and
  Director                                                   private investor since March 1984.
John E. Turco, 64,           1977        209,492(3)    4.1%  Since 1988, Mr. Turco has been a private
  Director                                                   investor, investing primarily in
                                                             agricultural businesses.
Brian P. Friedman, 39        1985        544,589(4)   10.6%  Mr. Friedman is an Executive Vice
  Director                                                   President of Furman Selz Incorporated
                                                             ("Furman Selz"), an investment banking
                                                             firm at which he has been employed as an
                                                             officer since 1984. Mr. Friedman is also
                                                             a director of BT Shipping, Ltd., which is
                                                             engaged in international shipping.
Ben A. Frydman, 48,          1988          5,000(3)       *  Mr. Frydman is and for more than the past
  Director                                                   five years has been engaged in the
                                                             private practice of law, as a member and
                                                             shareholder of the law firm of Stradling,
                                                             Yocca, Carlson & Rauth, which provided
                                                             legal services to the Company in 1994.
Robert S. Throop, 57         1995          5,000          *  Mr. Throop is, and for more than five
  Director                                                   years has been, the Chairman and Chief
                                                             Executive Officer of Anthem Electronics,
                                                             Inc., which is a national distributor of
                                                             semiconductor and computer products. Mr.
                                                             Throop also is a director of Arrow
                                                             Electronics, Inc., and the Manitowoc
                                                             Company, both of which are public
                                                             companies.

- - ---------------

 *  Less than 1%.

(1) Except as otherwise noted below, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

(2) Includes an aggregate of 50,016 shares held in trust for the benefit of Mr. McGuire's children, as to which he disclaims beneficial ownership, and 90,000 shares subject to outstanding stock options exercisable during the 60-day period ending June 10, 1995.

(3) Includes shares subject to outstanding stock options, as follows: Mr. Sullivan -- 4,000 shares; Mr. Turco -- 4,000 shares; and Mr.
    Frydman -- 4,000 shares.

(4) Includes 65,889 shares owned directly by Mr. Friedman, 10,000 shares owned by a family foundation, 500 shares held by his wife as custodian for a minor child, and 24,000 shares which may be purchased by exercise of stock options during the 60 day period ending June 10, 1995. Also includes 444,200 shares as to which Mr. Friedman may be deemed to share voting power. Mr. Friedman disclaims beneficial ownership of shares owned by the Furman Selz Profit Sharing Plan and shares owned by other officers and directors of Furman Selz in their individual capacities. See Note 3 to the beneficial ownership table on page 2 of this Proxy Statement.

     The Board of Directors of the Company held four meetings during the fiscal year ended December 31, 1994. The Board of Directors has established a standing Compensation Committee, which held two meetings in 1994, and an Audit Committee, which held one meeting in 1994. Each director attended at least 75% of the aggregate number of meetings of the Board and of the Committees of which he was a member in 1994.

     The Compensation Committee reviews programs in the areas of employee and incentive compensation plans, administers the Company's Stock Purchase Plan, and reviews and makes recommendations to the Board of Directors with respect to base salary adjustments and bonuses for all officers and other key personnel of the Company. Louis B. Sullivan, John E. Turco and Robert S. Throop are currently the members of the Compensation Committee.

     The Audit Committee was established to meet with the independent public accountants to review planned audit procedures and to review with the independent public accountants and management the results of audits, including any recommendations of the independent public accountants for improvements in accounting procedures and internal controls. Brian P. Friedman, John E. Turco and Robert S. Throop are currently the members of the Audit Committee.

     The Board of Directors also has established a Stock Option Committee that is responsible for administering the Company's Stock Option Plans. The Stock Option Committee currently consists of Brian P. Friedman and Louis B. Sullivan. The Board of Directors has not established a Nominating Committee.

     There are no family relationships among any of the Company's officers or directors.

DIRECTOR'S COMPENSATION

     Directors who also are Company employees receive no compensation for serving as directors. Non-employee directors are paid a retainer of $6,000 per year and receive $1,500 for each Board of Directors' meeting attended and are reimbursed for the out-of-pocket expenses incurred in attending those meetings. No compensation is paid for attending meetings of Committees of the Board of Directors on which directors serve. Pursuant to the Company's 1993 Employee Stock Option Plan, each year each non-employee director is automatically granted an option to purchase 2,000 shares of Company stock at an exercise price that is equal to the fair market value of the shares on the date of grant. These options become fully exercisable six months after the date of grant. Upon joining the Board, each new non-employee director receives an option to purchase 2,000 shares, which becomes exercisable in full one year after the date of grant.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Based on its review of copies of reporting forms and certifications of the Company's directors and executive officers, the Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its directors and executive officers in the year ended December 31, 1994 were satisfied, except that a report relating to a purchase of 200 shares by John E. Turco was filed three days passed its due date.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth compensation received for the three fiscal years ended December 31, 1994 by the Company's Chief Executive Officer and the four most highly-paid executives whose aggregate cash compensation for 1994 for services rendered to the Company in all capacities exceeded $100,000 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                                       ------------
                                                                                          AWARDS
                                                                                       ------------
                                                                                        SECURITIES
                                                 ANNUAL COMPENSATION                    UNDERLYING
      NAME AND PRINCIPAL               ---------------------------------------           OPTIONS
           POSITION                    YEAR          SALARY            BONUS               (#)
- - -------------------------------        -----        ---------         --------         ------------
Thomas R. McGuire                      1994         $ 254,175         $130,038            50,000
  Chairman of the Board and            1993           242,680          121,300               -0-
  Chief Executive Officer              1992           224,700           47,100            50,000

Sandra A. Knell                        1994            90,830           62,000            26,000
  Chief Financial Officer and          1993            82,500           57,500             6,000
  Executive Vice President             1992            77,400           39,100            15,000

David A. Berger                        1994            90,830           62,000            26,000
  Executive Vice President             1993            82,500           55,500             6,000
                                       1992            78,500           36,500            10,000

Jeffrey A. Wannamaker                  1994            89,690           62,000            26,000
  Senior Vice President                1993            77,500           48,000             6,000
                                       1992            75,900           23,700             2,400

Dennis A. Castagnola                   1994            71,940           49,000             6,000
  Senior Vice President                1993            64,360           23,000             2,400
                                       1992            49,590           29,500               -0-

- - ---------------

(1) Bonuses paid for 1994, 1993 and 1992 were awarded under annual incentive compensation plans which are described in more detail in the Report of the Compensation Committee beginning on page 7 of this Proxy Statement.

                                 OPTION GRANTS

     The following table provides information on option grants in fiscal year 1994 to the Named Officers.

                                                                                      POTENTIAL REALIZABLE
                                                                                       VALUE OF OPTIONS AT
                                                                                      ASSUMED ANNUAL RATES
                        NUMBER OF      PERCENT OF                                        OF STOCK PRICE
                        SECURITIES    TOTAL OPTIONS                                     APPRECIATION FOR
                        UNDERLYING     GRANTED TO         EXERCISE                       OPTION TERM(4)
                         OPTIONS      ALL EMPLOYEES        PRICE       EXPIRATION     ---------------------
         NAME            GRANTED    IN FISCAL YEAR(2)   ($/SHARE)(3)      DATE           5%          10%
- - ----------------------  ---------   -----------------   ------------   ----------     --------     --------
Thomas R. McGuire.....    50,000(1)        23.5%           $ 7.75        2/15/04      $243,500     $617,500
Sandra A. Knell.......     6,000(1)         2.8%           $ 7.75        2/15/04      $ 29,220     $ 74,100
                          20,000            9.4%           $ 7.75         8/4/04      $ 97,400     $247,000
David A. Berger.......     6,000(1)         2.8%           $ 7.75        2/15/04      $ 29,220     $ 74,100
                          20,000            9.4%           $ 7.75         8/4/04      $ 97,400     $247,000
Jeffrey R.
  Wannamaker..........     6,000(1)         2.8%           $ 7.75        2/15/04      $ 29,220     $ 74,100
                          20,000            9.4%           $ 7.75         8/4/04      $ 97,400     $247,000
Dennis A.
  Castagnola..........     6,000(1)         2.8%           $ 7.75        2/15/04      $ 29,220     $ 74,100

- - ---------------

(1) These options vest immediately upon achievement of certain short and long-term financial objectives. The other options granted to the Named Officers in 1994 vest in five equal annual installments of 20% of the shares subject to the options. Each option is subject to termination in the event of the optionee's cessation of employment with the Company.

(2) Options to purchase an aggregate of 213,100 shares were granted to all employees in fiscal 1994, including the Named Officers. Each non-employee director received options to purchase 2,000 shares in 1994.

(3) The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the date of exercise, or through a cashless exercise procedure.

(4) There is no assurance that the values that may be realized on exercise of such options will be at or near the values estimated in the table, which utilizes arbitrary compounded rates of growth of the price of the Company's Common Stock of 5% and 10% per year.

                  OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table provides information on option exercises in fiscal year 1994 by the Named Officers and the value of unexercised in-the-money options held by the Named Officers as of December 31, 1994.

                                                                    NUMBER OF               VALUE OF UNEXERCISED
                                                              SECURITIES UNDERLYING         IN-THE-MONEY OPTIONS
                                                             UNEXERCISED OPTIONS AT      AT DECEMBER 31, 1994($)(1)
                                                              DECEMBER 31, 1994(#)
                           SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
          NAME             ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- - -------------------------  ---------------   -----------   -----------   -------------   -----------   -------------
Thomas R. McGuire........          -0-             -0-        80,000         60,000       $ 301,250       $40,000
Sandra A. Knell..........          -0-             -0-        21,500         31,500       $  88,375       $18,000
David A. Berger..........          -0-             -0-        19,000         31,500       $  74,310       $18,000
Jeffrey R. Wannamaker....          -0-             -0-        10,550         31,450       $  44,325       $18,500
Dennis A. Castagnola.....        1,800         $ 7,650         2,825          7,975       $  11,965       $ 6,300

- - ---------------

(1) The closing price of the Company's Common Stock on December 31, 1994 on the American Stock Exchange was $7.625.

                          COMPENSATION COMMITTEE INTERLOCKS

     In fiscal year 1994 the members of the Compensation Committee were Louis B. Sullivan, John E. Turco and Ben A. Frydman, who are non-employee directors of the Company. Mr. Frydman is a member of a law firm that provided legal services to the Company in 1994.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee is a standing committee of the Board of Directors of the Company. The Compensation Committee is responsible for adopting and evaluating the effectiveness of compensation policies and programs for the Company and for making determinations regarding the compensation of the Company's executive officers, subject to review by the full Board of Directors.

     The following report is submitted by the members of the Compensation Committee with respect to the executive compensation policies established by the Compensation Committee and compensation paid or awarded to executive officers for fiscal year 1994.

  Compensation Policies and Objectives

     In adopting compensation programs for executive officers, as well as other employees of the Company, the Compensation Committee is guided by three basic principles:

     - The Company must offer competitive salaries to be able to attract and retain highly-qualified and experienced executives and other management personnel.

     - Annual executive compensation in excess of base salaries should be tied primarily to the Company's performance.

     - The financial interests of the Company's senior executives should be aligned with the financial interests of the shareholders, primarily through stock option grants and other equity-based compensation programs which reward executives for improvements in the market performance of the Company's Common Stock.

     Salaries and Employee Benefits Programs. In order to retain executives and other key employees, and to be able to attract additional well-qualified executives when the need arises, the Company strives to offer salaries, and health care and other employee benefit programs to its executives and other key employees which are comparable to those offered by competing businesses.

     In establishing salaries for executive officers, the Compensation Committee reviews (i) the historical performance of the executives; and (ii) available information regarding prevailing salaries and compensation programs offered by competing businesses. Another factor which is considered in establishing salaries of executive officers is the cost of living in Northern California where the Company is headquartered, as such cost generally is higher than in other parts of the country.

     In 1990 and 1991, the Company's executive officers agreed to accept salary reductions as part of cost-cutting programs implemented by the Company in response to a decline in sales that resulted from the combined effects of the economic recession and the Persian Gulf War, both of which severely impacted the travel and recreation industries. In 1993, with a return to profitability, salaries were increased to levels approximately comparable to those in effect prior to 1990.

     In 1994 the Named Officers received cost-of-living increases in their salaries averaging 3% and, in addition, the Compensation Committee approved 12% increases in the salaries of Ms. Knell and Messrs. Berger and Wannamaker to bring their salaries in line with prevailing executive salaries at comparable companies. Salary increases in future years are expected to be limited for the most part to cost-of-living increases.

     However, in order to retain qualified management personnel, the Company has followed the practice of seeking to promote executives from within the Company whenever that is practicable. The Board of Directors believes that this policy enhances employee morale and provides continuity of management. Typically, modest salary increases are made in conjunction with such promotions.

     Performance-Based Compensation. The Compensation Committee believes that, as a general rule, annual compensation in excess of base salaries should be made dependent primarily on the Company's performance. Accordingly, at the beginning of each fiscal year, the Compensation Committee establishes an incentive compensation program for executive officers and other key management personnel under which executive officers and other key management personnel may earn bonuses, in amounts ranging from 5% to 100% of their annual salaries, provided the Company achieves or exceeds the earnings goal established for the year.

     The earnings goal is established on the basis of the annual operating plan developed by management and approved by the Board of Directors. The annual operating plan, which is designed to maximize profitability, within the constraints of prevailing economic and competitive conditions, some of which are outside the control of the Company, is developed on the basis of (i) the Company's performance in the prior year; (ii) estimates of sales revenue for the plan year based upon recent market conditions and trends and other factors which, based on historical experience, are expected to affect the level of sales that can be achieved; (iii) historical operating costs and cost savings that management believes can be realized; and (iv) competitive conditions faced by the Company. By taking all of these factors into account, including market conditions, the earnings goal in the annual operating plan, which is also the basis on which bonus awards are determined under the incentive plan, is fixed at what is believed to be a realistic level so as to make the incentives meaningful to executives and to avoid penalizing executives and other key management personnel for conditions outside of their control.

     As a result of this performance-based bonus program, executive compensation generally increases in those years in which the Company's profitability increases. On the other hand, in years in which the Company experiences less than anticipated profit growth, bonuses, and therefore also total executive compensation, tend to be lower. For example, the Company's net income increased in 1994 as compared to 1993 and, as a result, bonuses awarded to the Company's Chief Executive Officer and the other Named Officers for 1994 were greater than the bonuses awarded to them for 1993.

     Stock Options and Equity-Based Programs. In order to align the financial interests of senior executives and other key employees with those of the shareholders, the Company grants stock options to its senior executives and other key employees on a periodic basis and makes contributions to an employee stock purchase plan under which officers and employees may elect to have a portion of their salaries withheld and used, together with the Company's contributions, to purchase Common Stock of the Company. Stock option grants, in particular, reward senior executives and other key employees for performance that results in increases in the market price of the Company's Common Stock, which directly benefits all shareholders. Moreover, the Compensation Committee generally has followed the practice of granting options on terms which provide that the options become exercisable in cumulative annual installments, generally over a three-to five-year period, and in the case of executive officers, sometimes conditions exercisability on the satisfaction of a specified earnings or other performance goals. The Compensation Committee believes that these features of the option grants not only provides an incentive for senior executives to remain in the employ of the Company, but also makes the Company's earnings performance and longer term growth in share prices important for the executives who receive stock options.

     During fiscal year 1994, the Company also granted options to certain senior executives, as well as to other key employees, and made contributions to the Company's Employee Stock Purchase Plan, which were designed to increase management ownership of the Company's Common Stock and provide them with a continuing interest in the Company's share performance.

                                          Louis B. Sullivan
                                          John E. Turco
                                          Ben A. Frydman

     Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report, and the performance graph on page 10, shall not be incorporated by reference into any such filings.

                              COMPANY PERFORMANCE

     The following graph shows a five-year comparison of cumulative total returns for the Company, the American Stock Exchange composite index (the "AMEX Composite"), and an index of peer group companies (the "Peer Group") selected by the Company as described below.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

                     (COMPANY, AMEX COMPOSITE, PEER GROUP)

                                   THE COAST
      MEASUREMENT PERIOD         DISTRIBUTION
    (FISCAL YEAR COVERED)           SYSTEM        PEER GROUP     BROAD MARKET
1989                                    100             100             100
1990                                     33.33           69.30           84.80
1991                                     39.92          110.03          104.45
1992                                     82.35          151.09          105.88
1993                                     96.08          161.92          125.79
1994                                    119.61          153.93          111.12

     The total cumulative return on investment (change in the period-end stock price plus reinvested dividends) for each of the periods for the Company, the AMEX Composite and the Peer Group is based on the stock price or index at the end of fiscal 1989.

     The graph above compares the performance of the Company with that of (i) the AMEX Composite index and (ii) a Peer Group consisting of six original equipment manufacturers that compete in the same markets as the Company. The Company is the only publicly-traded company whose primary activity is the wholesale distribution of recreational vehicle and boating parts and accessories. The Peer Group consists of Brunswick Corporation, Coachmen Industries Inc., Fleetwood Enterprises, Inc., Outboard Marine Corporation, Thor Industries, Inc. and Winnebago Industries, Inc.

                            INDEPENDENT ACCOUNTANTS

     During 1994, Grant Thornton provided audit services to the Company which included the examination of the Company's financial statements for the year ended December 31, 1994. The Company has not yet selected auditors for 1995. A representative of Grant Thornton is expected to be present at the Meeting to respond to appropriate questions from shareholders, and will have an opportunity to make a statement if he so desires.

                                 ANNUAL REPORT

     The 1994 Annual Report to Shareholders of the Company is being sent to each shareholder of record as of April 11, 1994 with this Proxy Statement. The Annual Report is not to be regarded as proxy solicitation material.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals for presentation at the Annual Meeting to be held in 1996 must be received in writing at the Company's principal executive offices, at the address set forth on the Notice of Annual Meeting which accompanies this Proxy Statement, Attention--Corporate Secretary, on or before December 26, 1995, for inclusion in next year's proxy materials.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the Meeting other than those set forth above. However, if other matters come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with the recommendations of the Board of Directors on such matters, and discretionary authority to do so is included in the proxy.

Dated: April 26, 1995

                                          Sandra A. Knell, Secretary

     COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE PROVIDED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY, THE COAST DISTRIBUTION SYSTEM, 1982 ZANKER ROAD, SAN JOSE, CALIFORNIA 95112.

PROXY                    THE COAST DISTRIBUTION SYSTEM
              1995 ANNUAL MEETING OF SHAREHOLDERS -- MAY 25, 1995
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Thomas R. McGuire, Louis B. Sullivan and John E. Turco, and each of them, individually, as attorneys and Proxies, with full power of substitution, to represent the undersigned and to vote, as designated below, all the shares of Common Stock of The Coast Distribution System which the undersigned is entitled to vote at the Annual Meeting of Shareholders of The Coast Distribution System to be held at the Hyatt Hotel, 1740 North First Street, San Jose, California, on Thursday, May 25, 1995, at 2:00 P.M. Pacific Time, or at any adjournment thereof.

1.  ELECTION OF DIRECTORS:             / / FOR ALL NOMINEES LISTED BELOW             / / WITHHOLD AUTHORITY
                                         (except as marked to the contrary below)      (to vote for the nominees listed
                                                                                       below)

 Thomas R. McGuire, Louis B. Sullivan, John E. Turco, Brian P. Friedman, Ben A.
                          Frydman and Robert S. Throop

    (INSTRUCTION: To withhold authority to vote for any nominee, write that nominee's name in the space provided below.)

- - --------------------------------------------------------------------------------

2. IN THEIR DISCRETION, UPON OTHER BUSINESS WHICH PROPERLY COMES BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

       IMPORTANT -- PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER ON THE REVERSE SIDE OF THIS PROXY. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ON THE REVERSE SIDE OF THIS PROXY. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO CUMULATE VOTES FOR ANY OR ALL OF THE NOMINEES FOR ELECTION OF DIRECTORS FOR WHICH AUTHORITY TO VOTE HAS NOT BEEN WITHHELD.

                                                        Date _____________, 1995

                                                             (Signature of
                                                              shareholder)

                                                        -----------------------
                                                        Please sign your name
                                                        exactly as it appears
                                                        hereon. Executors,
                                                        administrators,
                                                        guardians, officers of
                                                        corporations, and others
                                                        signing in a fiduciary
                                                        capacity should state
                                                        their full titles as
                                                        such.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND
     RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.